UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-130961-21

                             Greenwich Capital Acceptance, Inc.
              (Exact name of registrant as specified in its charter)

                      600 Steamboat Road Greenwich, Connecticut 06830
                                  (203) 625-2700
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          HarborView Mortgage Loan Trust,
              Mortgage Loan Pass-Through Certificates, Series 2006-9
                              Class 1A-1A
                              Class 2A-1A
                              Class 2A-1B1
                              Class 2A-1B2
                              Class 2A-1C1
                              Class 2A-1C2
                              Class B-1
                              Class B-2
                              Class B-3
                              Class B-4
                              Class B-5
                              Class B-6
                              Class B-7
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  44

                               Class        Number of Holders
                              Class 1A-1A          1
                              Class 2A-1A          14
                              Class 2A-1B1         1
                              Class 2A-1B2         14
                              Class 2A-1C1         1
                              Class 2A-1C2         3
                              Class B-1            2
                              Class B-2            2
                              Class B-3            1
                              Class B-4            1
                              Class B-5            1
                              Class B-6            1
                              Class B-7            2

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           Greenwich Capital Acceptance, Inc.
                                           (Depositor)

                                           /s/:Thomas J. Conway
                                           Name: Thomas J. Conway
                                           Title: Senior Vice President

     Date: January 17, 2007